                                                                    EXHIBIT 99.1

Contact: Janie Maddox

         Post Properties, Inc.

         (404) 846-5056

                POST PROPERTIES ANNOUNCES FIRST QUARTER EARNINGS
  Investor/Analyst Conference Call Scheduled for May 4, 2004 at 10:00 a.m. EDT

ATLANTA, May 3, 2004 - Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $0.9 million for the first quarter of 2004, compared to a net loss of $23.5 million for the first quarter of 2003. On a diluted per share basis, the net loss attributable to common shareholders was $0.02 for the first quarter of 2004, compared to a net loss of $0.63 for the first quarter of 2003.

The net loss attributable to common shareholders in the first quarter of 2004 includes a $1.7 million non-cash charge ($0.04 per diluted share) for redemption costs incurred on the 7-5/8% Series C Cumulative Redeemable Preferred Shares (the "Series C Preferred Shares") that were redeemed by the company on March 5, 2004. The net loss attributable to common shareholders in the first quarter of 2003 included severance and asset impairment charges totaling $30.0 million, net of minority interest, or $0.80 per diluted share.

The company uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of Funds from Operations ("FFO") as an operating measure of the company's financial performance. In October 2003, NAREIT clarified the definition of FFO to include impairment losses. As such, prior period presentations of FFO have been restated to conform with the revised NAREIT definition of FFO. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2004 totaled $17.8 million, or $0.42 per diluted share, compared to $(11.3) million, or $(0.27) per diluted share, for the first quarter of 2003. Excluding preferred stock redemption costs, FFO for the first quarter of 2004 was $19.5 million, or $0.46 per diluted share. Excluding severance and asset impairment charges, FFO for the first quarter of 2003 was $22.6 million, or $0.54 per diluted share.

Total revenues from continuing operations were $75.5 million for the first quarter of 2004, compared to $73.0 million for the first quarter of 2003.

Said David P. Stockert, Post's CEO and President, "Operating results for the first quarter modestly exceeded our expectations and our previously issued earnings guidance, with ongoing signs of firming market conditions. During the quarter we continued along the path to focus the business, sell commodity-like assets, diversify the portfolio, strengthen the balance sheet and pursue value-added investments. These steps should strengthen the company's growth prospects in the improving economy."

MATURE COMMUNITY DATA

For the first quarter of 2004, average economic occupancy at the company's 57 mature (same store) communities, containing 21,954 apartment units, was 92.8%, compared to 90.2% for the first quarter of 2003.

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Total revenues for the mature communities decreased 0.4% during the first quarter of 2004, compared to the first quarter of 2003, and operating expenses increased 5.8%, resulting in a 4.0% decline in same store net operating income
(NOI), or $1.6 million.

On a sequential basis, total revenues for the mature communities increased 0.4% and operating expenses increased 4.5%, resulting in a decline in same store NOI of 2.0%, or $0.8 million during the first quarter of 2004, compared to the fourth quarter of 2003. For the first quarter of 2004, average economic occupancy was 92.8% compared to 92.9% for the fourth quarter of 2003.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by market data is also included in the financial data (Table 3) accompanying this press release.

LEASE-UP ACTIVITY

As of March 31, 2004, the company was concluding the lease-up of two communities, Post Toscana(TM) in New York City and Post Massachusetts Avenue(TM) in Washington, D.C. At May 1, 2004, Post Toscana(TM) was 97.0% leased and 93.0% occupied and Post Massachusetts Avenue(TM) was 96.3% leased and 91.8% occupied.

ASSET SALES AND CAPITAL REINVESTMENT ACTIVITY

During the first quarter of 2004, the company completed the sale of Post Townlake(R), a 398-unit apartment community located in suburban Dallas, TX, and certain land parcels, realizing net proceeds of approximately $24.0 million. The company realized GAAP accounting gains on these sales of approximately $1.6 million and economic losses (before accumulated depreciation) of approximately $3.2 million. Post Townlake(R) was acquired as part of the Columbus Realty acquisition in 1997. A reconciliation of GAAP accounting gains on property sales to economic gains (losses) on property sales is included in the financial data (Table 5) accompanying this press release.

In connection with its previously announced asset sales program, the company plans to sell eight additional apartment communities for expected sales prices totaling approximately $248 to $250 million. These asset sales are currently expected to close late in the second quarter or early in the third quarter. Seven of the apartment communities are under contract to sell to a single buyer, whom the company expects will acquire six of those properties subject to a combined total of approximately $119 million of tax-exempt bond financing. The assumption of the tax-exempt bond financing and, consequently the timing of the closing of these sales transactions, are subject to the buyer obtaining the requisite approvals from the local municipal bond authorities where the properties are located. The apartment communities currently held for sale include six properties in Atlanta, GA, one property in Dallas, TX and one property in Orlando, FL. The properties have an average age of approximately 17 years.

The company intends to use the proceeds of its asset sales program for various corporate purposes. The company expects to use approximately half of the proceeds from its 2004 asset sales to redeem preferred stock and preferred units and pay down additional debt, and may invest in common share repurchases if the company can buy back stock at substantial discounts to its estimates of per-share net asset value. Another substantial portion of this year's asset sales proceeds is targeted for acquisitions that will help balance the portfolio and achieve Post's critical mass objectives, and where value can be enhanced through management, renovation or redevelopment opportunities.

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Thus far in 2004, the company has utilized proceeds from its asset sales program to redeem its 7-5/8% Series C Preferred Shares totaling $50 million on March 5, 2004 and its 7.3% Medium Term Notes (the "7.3% MTN") totaling $13 million on April 1, 2004. The company is also currently planning to use expected asset sales proceeds to redeem its 8% Series D Cumulative Redeemable Preferred Units totaling $70 million, which first become callable by the company on September 3, 2004, and its 6.69% Medium Term Notes totaling $10 million, which mature on September 22, 2004.

With respect to the sales of nine apartment communities and certain land parcels in 2004 discussed above, the company expects to realize GAAP accounting gains of approximately $130 million to $132 million (including $1.6 million of gains recognized in the first quarter of 2004) and economic gains on property sales (before accumulated depreciation and write-downs for asset impairment charges) of approximately $52 million to $54 million (including $3.2 million of economic losses recognized in the first quarter of 2004). A reconciliation of GAAP accounting gains on property sales to economic gains (losses) on property sales is included in the financial data (Table 5) accompanying this press release.

The company also expects to realize aggregate taxable capital gains in 2004 from its asset sales totaling approximately $100 million. The company expects to be able to use its regular quarterly dividend of $0.45 per share, as well as other tax planning strategies, to pay out or otherwise mitigate the impact of these taxable capital gains.

FINANCING ACTIVITY

As discussed above, during the first quarter of 2004, the company utilized proceeds from its asset sales program to redeem its Series C Preferred Shares and the 7.3% MTN. In addition, in April 2004, the company renewed and extended its $20 million unsecured line of credit with Wachovia Bank of Georgia, N.A. (the "Cash Management Line"), which was originally scheduled to expire on April 30, 2004. The pricing, maturity and terms, including debt covenants, of the Cash Management Line are generally consistent with the company's $350 million, three-year unsecured revolving line of credit facility that was provided by a syndicate of nine banks led by Wachovia and that closed in January 2004. At March 31, 2004, amounts outstanding under the company's combined $370 million credit facilities totaled $50 million.

During the first quarter of 2004, the company also closed 5-year mortgage loans on each of Post Luminaria(TM) located in New York, NY and Post Massachusetts Avenue(TM) located in Washington, D.C. The Post Luminaria(TM) mortgage loan is $35 million, bears interest at a rate of 4.27% per annum and matures on March 10, 2009. Post Luminaria(TM) is owned in a consolidated joint venture with a third party investor. The Post Massachusetts Avenue(TM) mortgage loan is $50 million, bears interest at a rate of 4.13% per annum, is first callable by the lender on May 1, 2009 and is first prepayable without a prepayment premium by the joint venture on May 1, 2008. Post Massachusetts Avenue(TM) is owned in an unconsolidated joint venture with the New York State Common Retirement Fund. The net proceeds of the above-described loans were used primarily to repay construction loans that Post had made to each of these entities to fund the development and construction of the properties.

Total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt) decreased from 47.3% at March 31, 2003 to 46.9% at March 31, 2004. Total debt and preferred equity as a percentage of undepreciated assets (adjusted for joint venture partner's share of debt) also decreased from 55.2% at March 31, 2003 to 53.2% at March 31, 2004. A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the company's financial statements is

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included in the financial data (Table 4) accompanying this press release.

OUTLOOK

The estimates presented below are forward-looking and are based on current apartment market and general economic conditions and other risks outlined below. Management believes that the company's net income per diluted share for the second quarter of 2004 will be in a range of $2.92 to $2.97. Management is currently assuming the closing of the sale of eight apartment communities in the second quarter of 2004. Management believes that the company's FFO per share for the second quarter of 2004 will be in a range of $0.38 to $0.39, or $0.45 to $0.46, excluding non-cash charges for the write-off of unamortized deferred loan costs and interest rate hedge costs related to tax-exempt debt to be assumed in connection with the asset sales program. Management's estimates of per share FFO for the second quarter of 2004, excluding charges for the write-off of unamortized deferred loan costs and interest rate hedge costs related to tax-exempt debt to be assumed in connection with asset sales, are based on the following assumptions: seasonally higher same store NOI, due primarily to seasonally higher operating revenues; the benefits from redemption of the Series C Preferred Shares on March 5, 2004; offset by the dilution from the sale of one apartment community in the first quarter of 2004 and the forecasted sale of eight apartment communities during the second quarter of 2004. A reconciliation of projected net income per diluted share to projected FFO per diluted share for the second quarter of 2004 is included in the financial data (Table 6) accompanying this press release.

SUPPLEMENTAL FINANCIAL DATA

The company also produces Supplemental Financial Data that includes detailed information regarding the company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the company's website. The company's earnings release and the Supplemental Financial Data are available through the company's web site at "http://www.postproperties.com/posthome.nsf/ExtList/2004-1Q Financials".

The ability to access the attachments on the company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.htm1.

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINED TERMS

The company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the company's website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations ("AFFO"), net operating income, same store capital expenditures, net income, FFO and AFFO excluding certain accountifng charges, certain debt statistics and ratios and economic gains (losses) on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 17 of the Supplemental Financial Data. The company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITS.

FUNDS FROM OPERATIONS - The company uses FFO as an operating measure. The company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such

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losses in FFO. Previously, such losses were excluded from FFO consistent with the treatment of gains and losses on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The company adopted the modifications to the definition of FFO effective with its reported results for the third quarter of 2003. Prior period presentations of FFO have been restated to conform with the revised definition of FFO. FFO presented in the company's press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the company believes that FFO is a useful supplemental measure for comparing the company's results to those of other equity REITs. The company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to FFO.

ADJUSTED FUNDS FROM OPERATIONS - The company also uses adjusted funds from operations ("AFFO") as an operating measure. AFFO is defined as FFO less operating capital expenditures. The company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the company believes that AFFO is a useful supplemental measure for comparing the company to other equity REITs. The company believes that the line on its consolidated statement of operations entitled "net income (loss) available to common shareholders" is the most directly comparable GAAP measure to AFFO.

PROPERTY NET OPERATING INCOME - The company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The company believes that the line on its consolidated statement of operations entitled "net income (loss)" is the most directly comparable GAAP measure to NOI.

SAME STORE CAPITAL EXPENDITURES - The company uses same store recurring and non-recurring capital

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expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, and commercial properties in addition to same store information. Therefore, the company believes that the company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

FFO AND AFFO EXCLUDING CERTAIN CHARGES - The company uses FFO and AFFO excluding certain preferred stock redemption costs, severance and impairment charges as operating measures. The company reports FFO and AFFO excluding certain charges as alternative financial measures of core operating performance. The company believes FFO and AFFO before certain charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The company further believes that charges of the nature incurred in 2004 and 2003 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition, the company believes the investment and analyst communities desire to understand the meaningful components of the company's performance and that these non-GAAP measures assist in providing such supplemental measures. The company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the company's consolidated statements of operations entitled "net income (loss) available to common shareholders."

DEBT STATISTICS AND DEBT RATIOS - The company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the company's debt agreements, including, among others, the company's senior unsecured notes. In addition, the company presents these measures because the degree of leverage could affect the company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The company uses these measures internally as an indicator of liquidity and the company believes that these measures are also utilized by the investment and analyst communities to better understand the company's liquidity.

ECONOMIC GAINS (LOSSES) ON PROPERTY SALES - The company uses economic gains (losses) on property sales as a supplemental measure of operating performance. Economic gains (losses) on property sales are defined as gains (losses) on property sales in accordance with GAAP, before accumulated depreciation and any prior period write-downs for asset impairment charges on such assets. The company believes economic gains (losses) on property sales is an important supplemental measure to gains (losses) on property sales in accordance with GAAP because it assists investors and analysts in understanding the relationship between the cash proceeds from the sale of an asset and the cash invested in that asset. The company believes the line on its consolidated statement of operations entitled "gains (losses) on property sales - discontinued operations" is the most directly comparable GAAP measure to economic gains (losses) on property sales.

AVERAGE ECONOMIC OCCUPANCY - The company uses average economic occupancy as a statistical measure of operating performance. The company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

CONFERENCE CALL INFORMATION

The company will hold its quarterly conference call on Tuesday, May 4, 2004, at 10 a.m. EDT. The telephone numbers are 1-800-811-0667 for domestic calls and 913-981-4901 for international callers. The access code is 528444. The conference call will be open to the public and can be listened to live on Post's web site at www.postproperties.com under Corporate Information/Investor Info. The replay will begin at 1:00 p.m. EDT on May 4, and will be available until Monday, May 10, 2004, at 11:59 p.m. EDT. The telephone numbers for the replay are 1-888-203-1112 for domestic callers and 719-457-0820 for international callers. The access code for the replay is 528444. A replay of the call also will be available through Wednesday, June 30, 2004, on Post's web site. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available on the company's website at "http://www.postproperties.com/posthome.nsf/ExtList/2004-1QFinancials" prior to the quarterly conference call.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company's mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 27,683 apartment homes in 71 communities, including 666 apartment homes held in three unconsolidated joint ventures.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the company's anticipated asset sales during the second quarter of 2004 (including the estimated proceeds, estimated gains on sales and the use of proceeds from such sales), the company's projected net income per diluted share and projected FFO per diluted share for the second quarter of 2004. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the company's actual results to differ materially from the expected results described in the company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the company's markets and the effect on occupancy and rental rates; the impact of competition on the company's business, including competition for tenants and development locations; the company's ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the company's current and planned future real estate development, including actual costs exceeding the company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the company are included under the caption "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2003 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

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FINANCIAL HIGHLIGHTS
(Unaudited; in thousands, except per share amounts)

                                                                                             THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                        -----------------------------
                                                                                            2004             2003
                                                                                        ------------     ------------
OPERATING DATA
Revenues from continuing operations .........................................           $     75,468     $     72,955
Net loss attributable to common shareholders ................................           $       (902)    $    (23,450)
Funds from operations available to common shareholders (Table 2) ............           $     17,766     $    (11,255)
Funds from operations available to common shareholders, excluding preferred
  stock redemption costs, severance and asset impairment charges (Table 2) ..           $     19,482     $     22,575

Weighted average shares outstanding - diluted ...............................                 39,382           37,262
Weighted average shares and units outstanding - diluted .....................                 42,461           42,049

PER COMMON SHARE DATA - DILUTED
Net loss attributable to common shareholders ................................           $      (0.02)    $      (0.63)

Funds from operations available to common shareholders (Table 1)(1) .........           $       0.42     $      (0.27)

Funds from operations available to common shareholders, excluding preferred stock redemption costs, severance and asset impairment charges (Table
  1)(1) .....................................................................           $       0.46     $       0.54

  Dividends declared ........................................................           $       0.45     $       0.45

(1) Funds from operations per share for the three months ended March 31, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 55. Such dilutive securities were antidilutive to all income (loss) per share computations.

TABLE 1
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS TO
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS
(Unaudited; in thousands, except per share amounts)

                                                                                              THREE MONTH ENDED
                                                                                                  MARCH 31,
                                                                                        ------------------------------
                                                                                            2004             2003
                                                                                        ------------     -------------
Net loss attributable to common shareholders ................................           $       (902)    $    (23,450)
Minority interest of common unitholders - continuing operations .............                   (473)          (2,623)
Minority interest in discontinued operations ................................                    402             (391)
Gains on property sales - discontinued operations ...........................                 (1,627)          (6,875)
Depreciation on wholly-owned real estate assets, net ........................                 20,039           21,618
Depreciation on real estate assets held in unconsolidated entities ..........                    327              466
                                                                                        ------------     ------------
Funds from operations available to common shareholders (1)(2) ...............                 17,766          (11,255)
Redemption costs on preferred stock .........................................                  1,716                -
Severance charges ...........................................................                      -           19,712
Asset impairment charges ....................................................                      -           14,118
                                                                                        ------------     ------------
Funds from operations available to common shareholders, excluding preferred
  stock redemption costs, severance and asset impairment charges ............           $     19,482     $     22,575
                                                                                        ============     ============
Weighted average shares and units outstanding - diluted (3) .................                 42,516           42,049
                                                                                        ============     ============
Funds from operations - per diluted share ...................................           $       0.42     $      (0.27)
                                                                                        ============     ============
Funds from operations, excluding preferred stock redemption costs, severance
  and asset impairment charges - per diluted share ..........................           $       0.46     $       0.54
                                                                                        ============     ============

(1) In October 2003, the National Association of Real Estate Investment Trusts ("NAREIT") issued additional guidance modifying the definition of funds from operations ("FFO"). The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously such losses were excluded from FFO, consistent with the treatment of gains on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The company adopted the modifications to the definition of FFO effective with its reported results for the third quarter of 2003. Prior period presentations of FFO have been restated to conform with the revised NAREIT definition of FFO. FFO is a supplemental non-GAAP financial measure used by real estate investment trusts to measure and compare operating performance.

(2) For the three months ended March 31, 2003, FFO available to common shareholders has been restated from the prior year presentation to reflect a reduction of $14,118 for impairment losses on real estate assets resulting from the NAREIT modification of the definition of FFO.

(3) Diluted weighted average shares and units for the three months ended March 31, 2004 include 55 shares and units that were antidilutive to all income
     (loss) per share computations under generally accepted accounting principles.

TABLE 2
RECONCILIATION OF SAME STORE NET OPERATING INCOME (NOI) TO GAAP NET INCOME
(LOSS)
(In thousands)

                                                                                       THREE MONTHS ENDED
                                                                 -------------------------------------------------------------
                                                                 MARCH 31,                  MARCH 31,             DECEMBER 31,
                                                                   2004                       2003                   2003
                                                                   ----                       ----                   ----
Total same store NOI ............................                $ 39,435                   $ 41,063               $ 40,243
Property NOI from other operating segments ......                   2,772                        472                  2,024
                                                                 --------                   --------               --------
Consolidated property NOI .......................                  42,207                     41,535                 42,267
Add (subtract):
   Other revenues ...............................                      76                        130                     78
   Interest income ..............................                     180                        234                    187
   Minority interest in consolidated property
    partnerships ................................                     272                        334                    665
   Depreciation .................................                 (21,186)                   (20,290)               (21,603)
   Interest .....................................                 (16,281)                   (15,629)               (15,914)
   Amortization of deferred loan costs ..........                  (1,116)                      (788)                  (962)
   General and administrative ...................                  (4,642)                    (3,624)                (4,400)
   Development costs and other expenses .........                    (535)                      (567)                (1,298)
   Severance charges ............................                      --                    (19,712)                    --
   Equity in income (losses) of unconsolidated
    entities ....................................                     216                       (393)                    23
   Minority interest of preferred unitholders ...                  (1,400)                    (1,400)                (1,400)
   Minority interest of common unitholders ......                     473                      2,623                    393
                                                                 --------                   --------               --------
   Income (loss) from continuing operations .....                  (1,736)                   (17,547)                (1,964)
   Income (loss) from discontinued operations ...                   5,147                     (3,041)                10,669
                                                                 --------                   --------               --------
Net income (loss) ...............................                $  3,411                   $(20,588)              $  8,705
                                                                 ========                   ========               ========

TABLE 3
SAME STORE NET OPERATING INCOME (NOI) SUMMARY BY MARKET
(In thousands)

                                                            THREE MONTHS ENDED
                                             ------------------------------------------------        1Q'04 VS        1Q'04 VS
                                               MARCH 31,         MARCH 31,       DECEMBER 31,          1Q'03           4Q'03
                                                 2004              2003              2003            % CHANGE        % CHANGE
                                             ------------      ------------     -------------        ---------       ---------
Rental and other revenues
   Atlanta                                   $     32,887      $     33,467      $     32,961          (1.7)%          (0.2)%
   Dallas                                          12,481            12,403            12,435           0.6%            0.4%
   Tampa                                            4,558             4,415             4,514           3.2%            1.0%
   Washington, DC                                   5,364             5,166             5,257           3.8%            2.0%
   Charlotte                                        3,151             3,012             3,078           4.6%            2.4%
   Other                                            6,268             6,481             6,187          (3.3)%           1.3%
                                             ------------      ------------      ------------
     Total rental and other revenues               64,709            64,944            64,432          (0.4)%           0.4%
                                             ------------      ------------      ------------

Property operating and maintenance
  expenses (exclusive of depreciation and
  amortization)
   Atlanta                                         12,352            11,569            11,979           6.8%            3.1%
   Dallas                                           5,429             5,237             5,174           3.7%            4.9%
   Tampa                                            1,990             1,787             1,726          11.4%           15.3%
   Washington, DC                                   1,807             1,718             1,684           5.2%            7.3%
   Charlotte                                        1,035             1,045               999          (1.0)%           3.6%
   Other                                            2,661             2,525             2,627           5.4%            1.3%
                                             ------------      ------------      ------------
     Total                                         25,274            23,881            24,189           5.8%            4.5%
                                             ------------      ------------      ------------

Net operating income
   Atlanta                                         20,535            21,898            20,982          (6.2)%          (2.1)%
   Dallas                                           7,052             7,166             7,261          (1.6)%          (2.9)%
   Tampa                                            2,568             2,628             2,788          (2.3)%          (7.9)%
   Washington, DC                                   3,557             3,448             3,573           3.2%           (0.4)%
   Charlotte                                        2,116             1,967             2,079           7.6%            1.8%
   Other                                            3,607             3,956             3,560          (8.8)%           1.3%
                                             ------------      ------------      ------------
     Total same store NOI                    $     39,435      $     41,063      $     40,243          (4.0)%          (2.0)%
                                             ============      ============      ============

TABLE 4
COMPUTATION OF DEBT RATIOS
(In thousands)

                                                                                                   AS OF MARCH 31,
                                                                                          ---------------------------------
                                                                                              2004                 2003
                                                                                          ------------         ------------
Total real estate assets per balance sheet ..................................             $  2,050,422         $  2,210,379
Plus:
Company share of real estate assets held in unconsolidated entities .........                   44,329               69,678
Company share of accumulated depreciation - assets held in unconsolidated
  entities ..................................................................                    2,411                1,637
Accumulated depreciation per balance sheet ..................................                  453,077              448,341
Accumulated depreciation on assets held for sale ............................                   69,822               16,336
                                                                                          ------------         ------------
Total undepreciated real estate assets (A) ..................................             $  2,620,061         $  2,746,371
                                                                                          ============         ============

Total debt per balance sheet ................................................             $  1,198,629         $  1,384,266

Plus:
Company share of debt held in unconsolidated entities                                           29,292                5,942
Less:
Joint venture partner's share of construction debt to the company ...........                        -              (90,214)
                                                                                          ------------         ------------
Total debt (adjusted for joint venture partner's share of debt) (B) .........             $  1,227,921         $  1,299,994
                                                                                          ============         ============

Total debt as a % of undepreciated real estate assets (adjusted for joint
  venture partner's share of debt) (B/A) ....................................                     46.9%                47.3%
                                                                                          ============         ============

Total debt per balance sheet ................................................             $  1,198,629         $  1,384,266
Plus:
Company share of debt held in unconsolidated entities .......................                   29,292                5,942
Preferred shares at liquidation value .......................................                   95,000              145,000
Preferred units at liquidation value ........................................                   70,000               70,000
Less:
Joint venture partner's share of construction debt to the company ...........                        -              (90,214)
                                                                                          ------------         ------------
Total debt and preferred equity (adjusted for joint venture partner's share
of debt) (C) ................................................................             $  1,392,921         $  1,514,994
                                                                                          ============         ============

Total debt and preferred equity as a % of undepreciated assets (adjusted
  for joint venture partner's share of debt) (C/A) ..........................                     53.2%                55.2%
                                                                                          ============         ============

TABLE 5
RECONCILIATION OF GAINS ON PROPERTY SALES TO ECONOMIC GAINS (LOSSES) ON PROPERTY SALES

                                                                                             FORECASTED
                                                                                  YEAR ENDED DECEMBER 31, 2004 (1)
                                                         THREE MONTHS ENDED       -----------------------------------
                                                           MARCH 31, 2004             LOW RANGE          HIGH RANGE
                                                           --------------             ---------          ----------
Gains on property sales                                     $      1,627             $    130,000       $    132,000
Less:
   Accumulated depreciation on properties sold .....              (4,792)                 (74,614)           (74,614)
   Prior period asset impairment losses on
    properties sold ................................                   -                   (3,344)            (3,344)
                                                            ------------             ------------       ------------
Economic gains (losses) on property sales ..........        $     (3,165)            $     52,042       $     54,042
                                                            ============             ============       ============

(1) Forecasted gains on property sales and economic gains on property sales for the year ended December 31, 2004 include actual amounts recognized in the three months ended March 31, 2004.

TABLE 6
RECONCILIATION OF FORECASTED NET INCOME PER COMMON SHARE TO
FORECASTED FUNDS FROM OPERATIONS PER COMMON SHARE

                                                                                         THREE MONTHS ENDED
                                                                                            JUNE 30, 2004
                                                                                    -----------------------------
                                                                                     LOW RANGE        HIGH RANGE
                                                                                     ---------        ----------
Forecasted net income, per share ............................................       $       2.92     $       2.97
Forecasted gains on property sales, per share ...............................              (3.02)           (3.06)
Forecasted real estate depreciation, per share ..............................               0.48             0.48
                                                                                    ------------     ------------
Forecasted funds from operations, per share                                                 0.38             0.39
Forecasted write-off of unamortized deferred loan costs and interest rate
  hedge costs related to debt assumed in forecasted sales ...................               0.07             0.07
                                                                                    ------------     ------------
Forecasted funds from operations, excluding write-off of unamortized loan
  and interest rate hedge costs, per share ..................................       $       0.45     $       0.46
                                                                                    ============     ============